Exhibit 99.1

Mead Johnson Delivers Strong First Quarter Results;
Raises Full-Year Guidance

GLENVIEW, Ill.--(BUSINESS WIRE)--April 28, 2011--Mead Johnson Nutrition Company (NYSE: MJN) announced today its financial results for the first quarter ended March 31, 2011.

  Net sales in the quarter were up 18 percent versus the first quarter of 2010. Excluding the favorable impact of foreign exchange, sales increased 15 percent.
  GAAP net earnings of $0.71 per diluted share for the first quarter of 2011 were up from $0.61 per diluted share a year ago.
  Non-GAAP (1) net earnings of $0.76 per diluted share were up 17 percent from $0.65 per diluted share for 2010.
  Sales were driven by double-digit volume growth in Asia and Latin America combined with solid U.S. growth.
  Earnings benefited from strong sales and a lower effective tax rate versus the year-ago quarter.
  Full-year non-GAAP EPS guidance range raised to $2.62 to $2.70 from $2.55 to $2.65. Including specified items estimated at $0.27 per share, full-year GAAP EPS guidance is $2.35 to $2.43.
  (1) See “Non-GAAP Financial Measures” and the reconciliation of GAAP and non-GAAP results included in this release.

“We are very pleased with our sales and earnings performance in the quarter,” said Chief Executive Officer Stephen W. Golsby. “The Asia/Latin America segment reported sales growth of 27 percent and now accounts for over 64 percent of global sales. This strong growth was led by China/Hong Kong and supported by broad-based gains across most of our emerging markets. The increase in U.S. market share drove 5 percent sales growth in the North America/Europe segment. Globally, our growth was heavily weighted towards volume and we grew market share from product innovations, increased demand-generation investments and high standards of marketplace execution. In the second half we will face more challenging year-over-year comparisons from higher commodity costs, increased spending behind growth drivers and stronger sales in 2010 due in part to the impact from a competitor’s recall. Nevertheless, we have positive momentum in the business. Strong net earnings and continued working capital improvements resulted in our cash balance increasing to $709 million at the end of the first quarter of 2011, compared to $596 million at the end of 2010.”

First Quarter Results

Net sales for the first quarter totaled $899.8 million, up 18 percent from $763.5 million a year ago. Sales benefited 11 percent from volume, 4 percent from price and 3 percent from foreign exchange. Earnings before interest and income taxes (EBIT) for the first quarter totaled $222.6 million, up 12 percent from $197.9 million a year earlier. The increase in EBIT was driven by higher sales, partially offset by increased demand-generation investments and costs to implement our stand-alone IT platform.

On a percentage of sales basis, the EBIT margin of 24.7 percent was down 120 basis points versus the first quarter of 2010. Gross margin remained flat compared with a year ago as increased commodity costs were offset by higher pricing, productivity gains and favorable manufacturing costs. The increase in operating expenses, measured as a percentage of sales, was driven by higher shared service overlap costs, increased sales force and distribution spending, higher IT separation costs and foreign exchange losses at our European manufacturing entity.

Net earnings attributable to shareholders for the first quarter of 2011 totaled $146.1 million, or $0.71 per diluted share, compared with $125.6 million, or $0.61 per diluted share for the prior-year quarter. The first quarter of 2011 benefited from lower tax rates primarily attributable to a change in our geographic earnings mix.

On a non-GAAP basis, which excludes specified items, the net earnings attributable to shareholders totaled $156.8 million, or $0.76 per diluted share, compared with $133.8 million, or $0.65 per diluted share, for the same quarter a year ago.

First Quarter Segment Results

The Asia/Latin America segment had net sales of $576.9 million for the first quarter of 2011, up 27 percent from $456.0 million in 2010. Sales benefited 15 percent from volume, 7 percent from price and 5 percent from foreign exchange. EBIT totaled $216.8 million, up 30 percent compared with $166.3 million for the year-ago quarter. EBIT increased from strong sales due to overall market growth and market share gains driven by higher advertising, promotion and sales force investments.

The North America/Europe segment reported net sales of $322.9 million for the first quarter of 2011, up 5 percent from $307.5 million in 2010. The sales increase was driven by market share gains in the U.S. business from both successful new product launches and a competitor’s recall in late 2010. EBIT totaled $92.9 million, compared with $97.1 million for the year-ago quarter affected by demand-generation activities and new corporate charges for the IT platform that was launched in late 2010.

Corporate and Other expenses increased due to foreign exchange losses on U.S. dollar denominated receivables held by our European manufacturing entity and higher IT separation costs.

Outlook for 2011

“Looking at the full year, we anticipate higher sales and earnings growth than in our previous guidance. Sales are expected to grow about 10 percent, excluding foreign exchange. However, we will face tougher comparisons and higher commodity costs in the second half of 2011, and we plan to accelerate demand-generation investments to drive long-term sustainable growth. Given our expectations of higher sales, we are raising our full year non-GAAP earnings estimate to $2.62 to $2.70 per share,” Mr. Golsby noted.

Conference Call Scheduled

The company will host a conference call at 8:30 a.m. CDT today during which company executives will review first quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com. To listen to the call, go to the Web site at least 15 minutes before the call and click on the Investors tab. Security analysts and investors wishing to participate by telephone should call 1-800-215-2410, pass code: Mead Johnson. Callers outside of North America should call +1-617-597-5410 to be connected. A replay of the conference call will be available through midnight EDT Thursday, May 5, 2011, by calling 1-888-286-8010 or outside of North America by calling +1-617-801-6888, pass code: 28439507. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity price increases; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; (9) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; (10) business disruption due to a systems failure during the transition to a stand-alone platform; and (11) the ability to develop and market new, innovative products. For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2010, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010
NET SALES	$899.8	$763.5
COST OF PRODUCTS SOLD	320.0	271.8

GROSS PROFIT	579.8	491.7
EXPENSES:
SELLING, GENERAL AND ADMINISTRATIVE	213.4	171.4
ADVERTISING AND PROMOTION	111.3	98.4
RESEARCH AND DEVELOPMENT	19.3	20.1
OTHER EXPENSES/(INCOME)—NET	13.2	3.9

EARNINGS BEFORE INTEREST AND INCOME TAXES	222.6	197.9

INTEREST EXPENSE—NET	13.1	12.1

EARNINGS BEFORE INCOME TAXES	209.5	185.8

PROVISION FOR INCOME TAXES	60.6	58.3

NET EARNINGS	148.9	127.5
Less: Net Earnings attributable to noncontrolling interests	2.8	1.9

NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$146.1	$125.6

Earnings per share—basic
Net Earnings attributable to shareholders	$0.71	$0.61

Earnings per share—diluted
Net Earnings attributable to shareholders	$0.71	$0.61

Dividends declared per share	$0.26	$0.225

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	March 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$708.6	$595.6
Receivables—net of allowances of $6.4 and $8.3, respectively	370.7	352.0
Inventories	369.5	356.7
Deferred Income Taxes—net of valuation allowance	99.4	97.9
Income Taxes Receivable	1.8	15.6
Prepaid Expenses and Other Assets	50.5	31.2

Total Current Assets	1,600.5	1,449.0
Property, Plant, and Equipment—net	558.8	550.5
Goodwill	117.5	117.5
Other Intangible Assets—net	86.6	80.3
Deferred Income Taxes—net of valuation allowance	17.7	13.4
Other Assets	84.3	82.4

TOTAL	$2,465.4	$2,293.1

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Short-Term Borrowings	$—	$1.2
Accounts Payable	412.4	365.8
Dividends Payable	53.5	46.3
Accrued Expenses	204.2	208.7
Accrued Rebates and Returns	267.4	278.9
Deferred Income—current	26.4	37.0
Income Taxes—payable and deferred	64.3	38.2

Total Current Liabilities	1,028.2	976.1
Long-Term Debt	1,531.1	1,532.5
Deferred Income—noncurrent	2.2	2.1
Deferred Income Taxes—noncurrent	50.5	42.6
Pension, Post Retirement and Post Employment Liabilities	72.7	71.7
Other Liabilities	31.1	26.4

Total Liabilities	2,715.8	2,651.4
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Shareholders’ Equity
Common Stock, $0.01 par value: 4,200 authorized, 204.8 issued	2.0	2.0
Additional Paid-in (Distributed) Capital	(765.6)	(775.6)
Retained Earnings	566.9	474.0
Treasury Stock—at cost	(26.9)	(3.2)
Accumulated Other Comprehensive Income (Loss)	(38.9)	(64.6)

Total Shareholders’ Equity (Deficit)	(262.5)	(367.4)
Noncontrolling Interests	12.1	9.1

Total Equity (Deficit)	(250.4)	(358.3)

TOTAL	$2,465.4	$2,293.1

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$148.9	$127.5
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	17.7	15.6
Other	9.3	24.3
Changes in Assets and Liabilities	25.1	(20.0)
Pension and Other Post Retirement Benefits Contributions	(1.9)	(3.1)

Net Cash Provided by Operating Activities	199.1	144.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(32.6)	(57.4)
Proceeds from Sale of Property, Plant and Equipment	0.1	0.5

Net Cash Used in Investing Activities	(32.5)	(56.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	0.6	—
Repayments of Short-term Borrowings	(1.8)	(120.0)
Payment for Capital Lease Termination	—	(47.0)
Payments of Dividends	(46.1)	(41.0)
Proceeds from Stock Option Exercises	0.7	—
Purchases of Treasury Stock	(24.5)	—
Proceeds from Promissory Note from BMS	—	30.0

Net Cash Used in Financing Activities	(71.1)	(178.0)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	17.5	(8.4)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	113.0	(99.0)
CASH AND CASH EQUIVALENTS:
Beginning of Period	595.6	561.1

End of Period	$708.6	$462.1

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)
				% Change Due to
	Three Months Ended March 31,					Foreign
	2011	2010	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$576.9	$456.0	27%	15%	7%	5%
North America/Europe	322.9	307.5	5%	5%	0%	0%
Total	$899.8	$763.5	18%	11%	4%	3%

Earnings Before Interest and
Income Taxes
Asia/Latin America	$216.8	$166.3	30%
North America/Europe	92.9	97.1	-4%
Corporate and Other	(87.1)	(65.5)	33%
Total	$222.6	$197.9	12%

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share, are IT separation, initial public offering (IPO) and other costs (Specified Items). In addition, other items include the tax impact on Specified Items. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company’s underlying operating results and intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. A table that reconciles GAAP to non-GAAP disclosure follows:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 and 2010
(Dollars in millions, except per share data)
(UNAUDITED)

	Earnings Before Interest		Net Earnings Attributable to		Earnings per Common
	and Income Taxes		Shareholders		Share-Diluted
	2011	2010	2011	2010	2011	2010
GAAP results	$222.6	$197.9	$146.1	$125.6	$0.71	$0.61
Specified Items:(1)
IT and other separation costs(2)	15.4	9.9
Severance and other costs(3)	0.2	0.5
Legal, settlements and related costs(2,3)	0.9	0.5
Specified Items before income taxes	16.5	10.9	16.5	10.9	0.08	0.05
Income tax impact on items above			(5.8)	(4.1)	(0.03)	(0.02)
Write-off of deferred tax asset related to BMS stock options			-	1.4	-	0.01
Non-GAAP results	$239.1	$208.8	$156.8	$133.8	0.76	$0.65

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathy MacDonald, (847) 832-2182
kathy.macdonald@mjn.com
or
Media:
Christopher Perille, (847) 832-2178
chris.perille@mjn.com